Exhibit 10.9

BUCKEYE PIPE LINE SERVICES COMPANY

BENEFIT EQUALIZATION PLAN

(Amended and Restated Effective January 1, 2012)

ARTICLE I Definitions	1

ARTICLE II BEP Benefits	3

2.1. BEP Savings Benefit	3

2.2. BEP Retirement Benefit	4

2.3. BEP ESOP Benefit	5

2.4. Entitlement to BEP ESOP Benefit, BEP Savings Benefit and BEP Retirement Benefit	6

2.5. Restoration of Credited Service	6

ARTICLE III Vesting of BEP Benefits	7

3.1. BEP Savings Benefit	7

3.2. BEP Retirement Benefit	7

3.3. BEP ESOP Benefit	7

3.4. Forfeitures	7

ARTICLE IV Time and Form of Payment of BEP Savings, Retirement and ESOP Benefits	7

4.1. Termination of Employment	7

4.2. Small Accounts	7

4.3. Change of Form of Payment in Event of Hardship	8

ARTICLE V BEP Death Benefit	8

5.1. BEP Savings Death Benefit	8

5.2. BEP Retirement Death Benefit	8

5.3. Participants’ Right to Designate Beneficiary of BEP Retirement Death Benefits	9

5.4. BEP ESOP Death Benefit	9

ARTICLE VI Administration of the Plan	10

6.1. Operation of the Committee	10

6.2. Powers and Duties of the Committee	10

6.3. Reports	11

6.4. Required Information	11

6.5. Compensation and Expenses	11

6.6. Indemnification	12

6.7. Claims Procedure and Review	12

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ARTICLE VII Miscellaneous	14

7.1. Benefits Payable by the Company	14

7.2. Amendment or Termination	14

7.3. Status of Employment	15

7.4. Payments to Minors and Incompetents	15

7.5. Inalienability of Benefits	15

7.6. Treatment of Domestic Relations Orders	15

7.7. Governing Law	16

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Buckeye Pipe Line Services Company

Benefit Equalization Plan

Preamble

Effective as of January 1, 1990, Buckeye Pipe Line Company established this Buckeye Pipe Line Company Benefit Equalization Plan (the predecessor to the Buckeye Pipe Line Services Company Benefit Equalization Plan) (the “Plan”). The Plan is intended to be an excess benefit plan with respect to benefits in excess of the limitations imposed by section 415 of the Internal Revenue Code of 1986, as it may be amended from time to time (the “Code”), and is also intended to provide benefits in excess of the limitations imposed by section 401(a)(17) of the Code, for employees of Buckeye Pipe Line Company participating in the Buckeye Pipe Line Company Retirement and Savings Plan (the predecessor to the Buckeye Pipe Line Services Company Retirement and Savings Plan) (the “RASP”), the Buckeye Pipe Line Company Retirement Income Guarantee Plan (the predecessor to the Buckeye Pipe Line Services Company Retirement Income Guarantee Plan) (the “RIGP”) and, effective March 22, 1996, the BMC Acquisition Company Employee Stock Ownership Plan (the predecessor to the Buckeye Pipe Line Services Company Employee Stock Ownership Plan) (the “ESOP”). The employees of Buckeye Pipe Line Company eligible to participate in the Plan became employees of Buckeye Pipe Line Services Company (the “Company”), effective March 22, 1996, and the Company became the successor to Buckeye Pipe Line Company as of that date.

The RASP, the RIGP and the ESOP are qualified plans under section 401(a) of the Code. The Plan is not a qualified plan under the Code, and benefits hereunder will not be funded for purposes of ERISA or the Code but will be paid out of the general assets of the Company. The rights of any person to receive benefits under this Plan are limited to those of a general creditor of the Company. The Plan was amended and restated effective January 1, 2002 and such changes apply only to Participants whose Severance Date occurs on or after January 1, 2002. All other Participants’ rights shall be determined in accordance with the Plan as in existence on December 31, 2001. The Plan was further amended and restated, effective January 1, 2003, to allow Participants whose pre-tax and after-tax contributions to the RASP are limited by section 415 of the Code to defer such contributions to the Plan and again effective January 1, 2005, to comply with section 409A of the Code. Amendment No. 2011-1 to the Plan was adopted on November 3, 2011 to permit the transfer of benefits under the Plan pursuant to a qualified domestic relations order. The Plan is now amended and restated effective January 1, 2012 to reflect the freezing of the ESOP, incorporate Amendment No. 2011-1 and make certain other clarifying changes.

ARTICLE I

Definitions

Unless otherwise required by the context, the following terms shall have the following meanings for purposes of this Plan and any amendment hereto.

“Actuarial Equivalent” means an amount or benefit, as the case may be, of equivalent monetary value to a single life annuity as computed by an enrolled actuary on the basis of the actuarial factors used in making benefit calculations under the RIGP.

“Beneficiary” means the person or entity who is the Participant’s Beneficiary under the RASP, either as a primary or contingent designee, to receive a death benefit upon or after a Participant’s death, except that any Participant may at any time (whether before or after benefits have commenced) designate a Beneficiary for purposes of the Plan, in writing filed with the Committee on a form satisfactory to the Committee. Any designation of a Beneficiary filed for purposes of the Plan may be revoked at any time and another designation may be made by the Participant without the consent of any person.

“BEP ESOP Benefit” means the portion of a Participant’s Plan benefit determined in accordance with Section 2.3.

“BEP Retirement Benefit” means the portion of a Participant’s Plan benefit determined in accordance with Section 2.2.

“BEP Savings Benefit” means the portion of a Participant’s Plan benefit determined in accordance with Section 2.1.

“Board” means the Board of Directors of the Company as constituted from time to time.

“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time and the regulations promulgated thereunder.

“Committee” means the Pension Plan Committee of the RIGP, as appointed by the Company under Section 8.1 of the RIGP which shall be responsible for the administration of the Plan in accordance with Article VI.

“Company” means Buckeye Pipe Line Services Company, the successor to Buckeye Pipe Line Company, or any successor thereto.

“Compensation” means Compensation as defined in the RASP.

“Compensation Limitation” means the exclusion of annual compensation in excess of the limit imposed by section 401(a)(17) of the Code (including cost of living adjustments thereunder), including all provisions of the ESOP, the RASP and the RIGP that have been adopted to comply with section 401(a)(17) of the Code.

“Eligible Employee” means any person designated by the Board or by the Committee with the approval of the Company’s Chief Executive Officer who is a salaried employee (including a partner) of the Employer, who is a participant in the ESOP, the RASP and/or in the RIGP and whose annual additions to, or benefits payable under, any or all of these plans are reduced in any year either by the Section 415 Limitation or the Compensation Limitation of Code section 401(a)(17) or both.

“Employer” means the Company and any successor by merger, purchase or otherwise, or affiliate of the Company that adopts the Plan with the permission of the Board, with respect to its Eligible Employees.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ESOP” means the Buckeye Pipe Line Services Company Employee Stock Ownership Plan, the successor to the BMC Acquisition Company Employee Stock Ownership Plan.

“Former Eligible Employee” means a person who has a benefit payable under this Plan but who is no longer an Eligible Employee.

“Former Retirement Plan” means the Pension Plan of Buckeye Pipe Line Company, which was terminated effective December 31, 1985.

“Participant” means an Eligible Employee or a Former Eligible Employee, entitled to any benefits under the Plan.

“Plan” means the Buckeye Pipe Line Services Company Benefit Equalization Plan, the successor to the Buckeye Pipe Line Company Benefit Equalization Plan, as amended from time to time.

“RIGP” means the Buckeye Pipe Line Services Company Retirement Income Guarantee Plan, the successor to the Buckeye Pipe Line Company Retirement Income Guarantee Plan, as amended from time to time.

“RASP” means the Buckeye Pipe Line Services Company Retirement and Savings Plan, the successor to the Buckeye Pipe Line Company Retirement and Savings Plan, as amended from time to time.

“RASP Fund Rate” means the annual rate of return earned in any calendar year by the Participant’s Accounts in the RASP.

“Section 415 Limitation” means, as the case may be, either the limitation on annual additions (in the form of employer and employee contributions) to the ESOP or the RASP imposed by section 415 of the Code or the limitation on benefits payable from the RIGP imposed by section 415 of the Code, including all provisions of the ESOP, the RASP and the RIGP that have been adopted to comply with section 415 of the Code.

“Severance Date” means the “Severance Date” of the Participant as defined under Article I of the RIGP.

As used herein, singular pronouns shall include the plural and vice versa. Masculine pronouns refer to both men and women unless the context clearly indicates otherwise. Any reference to a “Section” or “Article” shall mean the indicated section or article of this Plan and any reference to a section, article or definition of the ESOP, the RASP or the RIGP shall mean the indicated section, article or definition of such ESOP, RASP or RIGP. Capitalized terms not defined above shall have the meanings set forth in the ESOP, the RASP or the RIGP, whichever is appropriate.

ARTICLE II

BEP Benefits

2.1. BEP Savings Benefit

(a) An Eligible Employee’s BEP Savings Benefit, if any, shall be equal, to the sum of (1) and (2) below, determined in the following manner:

(1) Employer Contribution Credits. Amounts will be credited to an Eligible Employee’s account or accounts under the Plan as of the end of any payroll period for which the amount contributed to his accounts in the RASP is curtailed as a result of any of the following:

(A) the application of the Section 415 Limitation;

(B) the application of the Compensation Limitation.

The amount so credited shall equal the Employer contribution (including contributions to his Retirement Account and Company Matching Contributions) that would be contributed for the Eligible Employee for such payroll period if there had been no such curtailment, minus the amount of the actual Employer contributions made on his behalf for such payroll period; provided, however, that, in determining the amount to be credited, there shall be excluded from the Eligible Employee’s earnings any amounts that are imputed to the Eligible Employee under the Code because of the provision of fringe and welfare benefits to the Eligible Employee by the Company and any other amounts paid to the Employee on account of the imputation of earnings on such benefits to satisfy the Eligible Employee’s tax obligations.

(2) Deemed Earnings. An additional amount representing deemed earnings on the hypothetical investment of the amounts prescribed in (1) above, with such hypothetical investments to be determined, and such deemed earnings to be calculated, in the manner set forth in Section 2.1(b) below.

(b) An unfunded account or accounts shall be established for each Eligible Employee to determine the amount payable on his behalf under the Plan. Unless otherwise determined by the Committee, the hypothetical investments shall be the same Funds (or any other investment approved by the Committee) as are available under the RASP from time to time. A separate account shall be established for such hypothetical investment. As of the last day of each calendar month (or, in the discretion of the Committee, as of more frequent valuation dates), the balance in the account shall be adjusted to reflect (i) Plan contributions deemed credited under the Plan on behalf of the Participant since the last preceding valuation date and (ii) the earnings or losses (whether or not realized) that would have occurred since such valuation date if the prior balance on such valuation date (reduced by the Plan distributions described in Article IV below) had been invested in the applicable hypothetical investment in the same proportions as the Eligible Employee invests his or her accounts under the RASP. The Committee may at any time adopt uniform rules to administer these or other Plan provisions. The Committee may also terminate any hypothetical investment or investments under the Plan (after notice to affected Eligible Employees), in which event the account balance relating to such terminated investment shall be considered transferred to another investment account established for the Eligible Employee (which other investment shall be selected by the Committee). A statement showing his hypothetical account balance shall be distributed to each Participant from time to time by the Committee (at least once a year and at such additional times as the Committee shall determine in its discretion).

2.2. BEP Retirement Benefit.

An Eligible Employee’s BEP Retirement Benefit, if any, shall be determined as if it were payable as Normal Retirement Income (as described in Section 3.1 of the RIGP) commencing at Normal Retirement Date in the form of a single life annuity and shall be equal to (1) minus (2), where:

(1) is the vested portion of the Basic Benefit determined pursuant to the formula contained in Section 3.1 of the RIGP in the form of a single life annuity commencing at Normal Retirement Date; provided, however, that such determination shall be made without taking into account the Section 415 Limitation of the RIGP or the Compensation Limitation of the RIGP; and

(2) is the sum of the following components, each expressed in the form of a single life annuity commencing at Normal Retirement Date: (i) the Participant’s Combined Benefit Offset (as defined in Article I of the RIGP); (ii) the Normal Retirement Income payable to the Participant under Section 3.1 of the RIGP; and (iii) the Actuarial Equivalent of the vested portion of the Participant’s BEP Savings Benefit attributable to Employer Contribution Credits (under Section 2.1(a)(1) above) in respect of his Retirement Account curtailed under the RASP; provided, however, that, in determining the BEP Retirement Benefit, there shall be excluded from the Eligible Employee’s earnings any amounts that are imputed to the Eligible Employee under the Code because of the provision of fringe and welfare benefits to the Eligible Employee by the Company and any other amounts paid to the Eligible Employee on account of the imputation of earnings on such benefits to satisfy the Eligible Employee’s tax obligations.

This Section 2.2 shall only apply to persons who participate in the RIGP.

2.3. BEP ESOP Benefit. Effective March 27, 2011, the ESOP was frozen and no further contributions shall be credited under the ESOP other than dividends on shares held under the ESOP in accordance with the terms thereof.

(a) An Eligible Employee’s BEP ESOP Benefit, if any, shall be equal to the sum of (1) and (2) below, determined in the following manner:

(1) Employer Contribution Credits. Amounts will be credited to an Eligible Employee’ s account under the Plan as of the end of any calendar quarter for which the amount contributed to his accounts in the ESOP is curtailed as a result of any of the following:

(A) the application of the Section 415 Limitation;

(B) the application of the Compensation Limitation.

The amount so credited shall equal the Employer contribution (including dividends that would otherwise be credited to his account) that would be contributed for the Eligible Employee for such allocation period if there had been no such curtailment, minus the amount of the actual Employer contributions made on his behalf for such allocation period; provided, however, that, in determining the amount to be credited, there shall be excluded from the Eligible Employee’s earnings any amounts that are imputed to the Eligible Employee under the Code because of the provision of fringe and welfare benefits to the Eligible Employee by the Company and any other amounts paid to the Employee on account of the imputation of earnings on such benefits to satisfy the Eligible Employee’s tax obligations.

(2) Deemed Investment. The amount contributed shall be deemed to be invested in shares of common stock or preferred stock convertible into common stock of the Company or whatever employer security is the principal investment of the ESOP as the same may be changed from time to time. The appreciation of any dividends paid on such shares shall represent deemed earnings on the hypothetical investment of the amounts prescribed in (1) above, with such hypothetical investments to be determined, and such deemed earnings to be calculated, in the manner set forth in Section 2.1(b) below.

(b) An unfunded account shall be established for each Eligible Employee to determine the amount payable on his behalf under the Plan. Unless otherwise determined by the Committee, the hypothetical investments shall be the same shares of stock as are available under the ESOP or such other investment alternatives as are made available under the ESOP from time to time. A separate account shall be established for such hypothetical investment. As of the last day of each allocation period (or, in the discretion of the Committee, as of more frequent valuation dates), the balance in the account shall be adjusted to reflect (i) Plan contributions deemed credited under the Plan on behalf of the Participant since the last preceding allocation period and (ii) the earnings or losses (whether or not realized) that would have occurred since such valuation date if the prior balance on such valuation date (reduced by the Plan distributions described in Article IV below) had been invested in the hypothetical investments as is invested for the Eligible Employee’s account under the ESOP. The Committee may at any time adopt uniform rules to administer these or other Plan provisions. A statement showing his hypothetical account balance shall be distributed to each Participant from time to time by the Committee (at least once a year and at such additional times as the Committee shall determine in its discretion).

2.4. Entitlement to BEP ESOP Benefit, BEP Savings Benefit and BEP Retirement Benefit.

Except as set forth in clause (2)(iii) of Section 2.2 above and the next following sentence, the entitlement of a Participant to a benefit under Section 2.1, 2.2 or 2.3, as the case may be, shall not in any way preclude or otherwise offset any benefit to which such Participant is entitled under the other Section. However, if the amount in clause (2) of Section 2.2 above would otherwise exceed the amount in clause (1) of Section 2.2 above (so that such clause (1) amount minus such clause (2) amount is a negative number) then the amount credited under clause (a) (1) of Section 2.1 in respect of his Retirement Account shall be reduced by the lesser of (i) such excess or (ii) the amount of his actual RIGP accrued benefit payable in the form of a lump sum (but no reduction shall be made in the amount credited under clause (a) (1) of Section 2.1 in respect of his Company Matching Contribution Account).

2.5. Restoration of Credited Service.

If a Participant is reemployed by the Employer after having received payments of his BEP Retirement Benefit under the Plan, such Participant’s subsequent BEP Retirement Benefit shall be reduced by an amount that is the Actuarial Equivalent, at the time of the previous payment, of the amount of the BEP Retirement Benefit previously paid.

ARTICLE III

Vesting of BEP Benefits

3.1. BEP Savings Benefit.

A Participant shall become vested in his Employer Contribution Credits in accordance with the same schedules and rules as are applicable in determining when he becomes vested in his Retirement Account and Company Matching Contribution Account under the RASP.

3.2. BEP Retirement Benefit.

A Participant shall become vested in his BEP Retirement Benefit in accordance with the same schedules and rules as are applicable in determining when he becomes vested in his accrued benefit under the RIGP.

3.3. BEP ESOP Benefit.

A Participant shall become vested in his BEP ESOP Benefit in accordance with the same schedules and rules as are applicable in determining when he becomes vested in his account under the ESOP.

3.4. Forfeitures.

Any amount forfeited by a Participant who does not become fully vested in a benefit under this Plan shall constitute a reduction of the Employer’s liability under the Plan and shall not be allocated to the remaining Participants.

ARTICLE IV

Time and Form of Payment of BEP Savings, Retirement and ESOP Benefits

4.1. Termination of Employment

A Participant’s BEP Savings and ESOP Benefits, and the Actuarial Equivalent of his BEP Retirement Benefit, shall be paid to the Participant in a lump sum as soon as practicable following his Severance Date, but in no event later than the ninetieth day following his Severance Date.

4.2. Small Accounts. The Committee may, in its sole discretion, distribute in a single lump sum the aggregate amount of a Participant’s BEP Savings and ESOP Benefits, and the Actuarial Equivalent of his BEP Retirement Benefit credited to the Plan on the Participant’s behalf; provided: (i) the payment results in the payment of the Participant’s entire interest in his benefit under the Plan and all other plans required by section 409A of the Code to be aggregated with the Participant’s benefit under the Plan and (ii) the total payment does not exceed the applicable dollar limit under section 402(g)(1)(B) of the Code. The Board shall notify the Participant in writing if the Board exercises its discretion pursuant to this Section.

4.3. Change of Form of Payment in Event of Hardship.

At any time before the payment of a Participant’s BEP Savings Benefit or BEP Retirement Benefit pursuant to Section 4.1 above (or after or before commencement of payment of a BEP Death Benefit under Article V below), a Participant may request payment of the Participant’s benefit or remaining amount of his benefit in a lump sum subject to a determination by the Committee that the Participant (or Beneficiary) has or will experience an unforeseeable emergency which arises from factors beyond the Participant’s (or Beneficiary’s) control and creates a severe financial hardship that results from an illness or accident of the Participant (or Beneficiary), the Participant’s (or Beneficiary’s) spouse or the Participant’s (or Beneficiary’s) dependent (within the meaning of section 152(a) of the Code), loss of the Participant’s (or Beneficiary’s) property due to casualty, or other similar extraordinary and unforeseeable circumstances. In the event of such a determination, the acceleration of the benefit payment shall be made only to the extent and in an amount necessary to provide for such hardship, plus amounts necessary to pay reasonably anticipated taxes resulting from the distribution. A hardship acceleration shall not be made to the extent the hardship may be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant’s (or Beneficiary’s) other assets to the extent such liquidation would not itself cause severe financial hardship. In the event of such an acceleration, payment of the appropriate amount (as determined by the Committee) shall be made as soon as practicable to the Participant (or Beneficiary), but not later than the later of the last day of the calendar year in which the Committee determines the hardship occurred or the ninetieth day following the date the Committee determines the hardship occurred, first from his BEP Savings Benefit and then from his BEP Retirement Benefit, if necessary. Any amounts of such benefit not so accelerated (actuarially reduced to reflect the value of the acceleration) shall continue to be paid as and when otherwise due.

ARTICLE V

BEP Death Benefit

5.1. BEP Savings Death Benefit.

In the event of a Participant’s death before a complete distribution of his BEP Savings Benefit has been made, a death benefit equal to the unpaid balance of the deceased Participant’s BEP Savings Benefit shall be payable to his Beneficiary in the form of a lump sum. Such payment shall be made not later than the ninetieth day following the Participant’s death.

5.2. BEP Retirement Death Benefit.

(a) Upon the death of a married Participant before his Benefit Commencement Date (as defined in Article I of the RIGP), a benefit under this Plan shall be paid to his surviving spouse if such spouse is entitled to a benefit under Section 3.5 of the RIGP. Such spouse’s benefit shall be payable in the form of a single life annuity for the life of the spouse beginning as of the earliest date benefits may be payable under such Section 3.5 of the RIGP and shall be equal to (1) the amount that would have been payable to such spouse under Section 3.5 of the RIGP if the RIGP were not subject to the Section 415

Limitation or the Compensation Limitation, minus (2) the amount payable to such spouse under Section 3.5 of the RIGP, determined as of the earliest date any such amount may be payable under such Section 3.5. No death benefits are payable upon the death of an unmarried Participant.

(b) Notwithstanding the foregoing, the benefit due under Section 5.2(a) shall be paid in the form of a lump sum which is the Actuarial Equivalent of the spousal benefit under Section 5.2(a) if such Actuarial Equivalent distribution would not exceed $25,000 as of the date of the Participant’s death. Such payment shall be made not later than the ninetieth day following the Participant’s death.

5.3. Participant’s Right to Designate Beneficiary of BEP Retirement Death Benefits.

Notwithstanding the foregoing, a Participant may, by a notice in writing filed with the Committee at any time prior to his death, designate any person or persons (including his estate) as the beneficiary of any BEP Retirement Benefits due under Section 5.2 after his death (without regard to whether the amount or time of payment of benefits is dependent on the lifetime or circumstances of any individual other than the person so designated). Any such designation may be changed by the Participant at any time, by a similar notice, without the consent of any other person. A beneficiary designation hereunder shall not have any effect on the amount or duration of BEP Retirement Benefit payments payable under this Plan after the Participant’s death and shall affect only the identity of the person to whom payments are made.

5.4. BEP ESOP Death Benefit.

In the event of a Participant’s death before distribution of his BEP ESOP Benefit has been made, a death benefit equal to the balance of the deceased Participant’s BEP ESOP Benefit shall be payable to his Beneficiary in the form of a lump sum. Such payment shall be made no later than the ninetieth day following the Participant’s death.

ARTICLE VI

Administration of the Plan

6.1. Operation of the Committee.

(a) The Committee shall act by a majority of its members constituting a quorum and such action may be taken either by a vote in a meeting or in writing without a meeting. A quorum shall consist of a majority of the members of the Committee. No Committee member shall act upon any question pertaining solely to himself, and with respect to any such question only the other Committee members shall act.

(b) The Committee may allocate responsibility for the performance of any of its duties or powers to one or more Committee members by unanimous written resolution executed by every Committee member. Any such resolution shall remain in effect until rescinded by a majority of the Committee members.

(c) The Committee shall keep a record of its proceedings and acts and shall keep such books of account, records and other data as may be necessary for the proper administration of the Plan.

6.2. Powers and Duties of the Committee.

The Committee shall be generally responsible for the operation and administration of the Plan. To the extent that powers are not delegated to others pursuant to provisions of this Plan, the Committee shall have such powers as may be necessary to carry out the provisions of the Plan and to perform its duties hereunder, including, without limiting the generality of the foregoing, the discretionary power:

(a) To appoint, retain, and terminate such persons as it deems necessary or advisable to assist in the administration of the Plan or to render advice with respect to the responsibilities of the Committee under the Plan, including accountants, actuaries, administrators, attorneys and physicians.

(b) To make use of the services of the Company in administrative matters.

(c) To obtain and act on the basis of all tables, valuations, certificates, opinions, and reports furnished by the persons described in paragraph (a) or (b) above.

(d) To review periodically the manner in which benefit claims and other aspects of the Plan administration have been handled by the Company.

(e) In its discretion, to determine all benefits (including, but not limited to, determination of an individuals eligibility for Plan participation, the right to and amount of any benefit payable under the Plan and the date on which any individual ceases to be a Participant) and resolve all questions, including factual questions, pertaining to the administration, interpretation and application of the Plan provisions, either by rules of general applicability or by particular decisions. Determinations made by the Committee shall be final and binding.

(f) To adopt such forms, rules and regulations as it shall deem necessary or appropriate for the administration of the Plan and the conduct of its affairs, provided that any such forms, rules and regulations shall not be inconsistent with the provisions of the Plan.

(g) To remedy any inequity resulting from incorrect information received or communicated or from administrative error.

(h) To commence or defend any litigation arising from the operation of the Plan in any legal or administrative proceedings.

(i) To establish procedures in accordance with section 414(p) of the Code to determine the qualified status of domestic relations orders and to administer distributions under such qualified domestic relations orders.

6.3. Reports.

As soon as reasonably practicable after the end of each year, or more frequently as determined by the Committee, in its sole discretion, the Committee shall provide each Participant with a statement showing his credited BEP Saving Benefit, BEP ESOP Benefit and his accrued BEP Retirement Benefit, and may, in its discretion, provide a Participant or Beneficiary with such other material as he requests in writing, in which case the Committee, in its discretion, may require the Participant or Beneficiary to pay the reasonable cost of preparing and furnishing such material.

6.4. Required Information.

Any Participant and any Beneficiary eligible to receive benefits under the Plan shall furnish to the Committee any information or proof requested by the Committee and reasonably required for the proper administration of the Plan. Failure on the part of the Participant or Beneficiary to comply with any such request within a reasonable period of time and in good faith shall be sufficient grounds for delay in the payment of benefits under the Plan until such information or proof is received by the Committee.

6.5. Compensation and Expenses.

All expenses incident to the operation and administration of the Plan reasonably incurred, including, without limitation by way of specification, the fees and expenses of attorneys and advisors, and for such other professional, technical and clerical assistance as may be required, shall be paid by the Company. Members of the Committee shall not be entitled to any compensation by virtue of their services as such nor be required to give any bond or other security; provided, however, that they shall be entitled to reimbursement by the Company for all reasonable expenses which they may incur in the performance of their duties hereunder and in taking such action as they deem advisable hereunder within the limits of the authority given them by the Plan and by law.

6.6. Indemnification.

The Company hereby agrees to indemnify the Committee and each of its members and the Board and each of its members and to hold them harmless against all liability, joint and several, for their acts, omissions and conduct and for the acts, omissions and conduct of their duly appointed agents made in good faith pursuant to the provisions of the Plan, including any out-of-pocket expenses reasonably incurred in the defense of any claim relating thereto; provided, however, that no indemnitee shall voluntarily assume or admit any such liability, nor, except at its or his own cost, shall any of the foregoing make any payment, assume any obligations or incur any expense in respect thereof without the consent of the Board. The Company may purchase, at its expense, liability insurance to protect the Company and the persons indemnified hereunder from liability incurred in the good faith administration of this Plan.

6.7. Claims Procedure and Review.

(a) Claims for benefits under the Plan shall be filed in writing by a claimant with the Committee. Within 90 days after receipt of such claim, the Committee shall act on it and shall notify the claimant in writing as to whether the claim has been granted in whole or in part; provided, however, that (i) if special circumstances require an additional 90 days for processing a claim, written notice (indicating the special circumstances requiring the extension of time and the date by which the Committee expects to render its decision) of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period and (ii) if the claimant has not received written notice of such decision within such initial 90-day period (or within the additional 90-day period if special circumstances apply), the claimant shall, for the purpose of subsection (c) of this Section, regard his claim as having been denied.

(b) Any notice of denial of a claim in whole or in part shall set forth, in a manner calculated to be understood by the claimant, (i) the specific reason or reasons for the denial, (ii) specific reference to pertinent Plan provisions on which the denial is based, (iii) a description of any additional material or information necessary for the claimant to perfect the claim (explaining why such information or material is necessary), (iv) an explanation of the Plan’s claim and review procedure and the time limits applicable to such procedure, and (v) a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.

(c) Any claimant (or his duly authorized representative) who has been denied a claim in whole or in part under the Plan shall be entitled, upon the filing of a written request for review with the Committee within 60 days after receipt by the claimant of written notice of denial of his claim (or, if the claimant had not received written notice of decision within the period described in subsection (a) of this Section, within 120 days of receipt of the claim form by the Committee) to appeal the denial of his claim to the Committee. In connection with any request for review, the claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits.

(d) The claimant or his duly authorized representative shall be entitled in connection with such appeal to examine pertinent documents and submit issues and comments in writing to the Committee. Any decision on review by the Committee shall be in writing in a manner calculated to be understood by the claimant, and shall include (1) specific reasons for the decision (including reference to the pertinent Plan provisions on which the decision is based), (2) a description of the claimant’s right to, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits, (3) a description of any voluntary appeal procedures offered by the Plan, and (4) a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA. Such decision shall be made by the Committee not later than 60 days after receipt by it of the claimant’s or his duly authorized representatives request for review. However, if the Committee finds it necessary due to special circumstances (such as, for example, the need to hold a hearing) to extend this period and so notifies the claimant in writing, the decision shall be rendered as soon as practical, but in no event later than 120 days after the claimant’s request for review. Any such decision shall be final and binding.

ARTICLE VII

Miscellaneous

7.1. Benefits Payable by the Company.

The Company shall bear the cost of the benefits provided hereunder with respect to persons who were employed by it, based on records maintained by the Company. The obligations of the Company hereunder shall not be funded in any manner for purposes of ERISA or the Code. The rights of any person to receive benefits under this Plan are limited to those of a general creditor of the Company liable for such benefits hereunder. Consistent with the foregoing, the Company may in its discretion deposit funds in a grantor trust or otherwise establish arrangements to pay amounts that become due under the Plan, and, notwithstanding anything elsewhere in the Plan, the benefits due under the Plan shall be actuarially reduced to reflect the value of any payment made to any person covered by the Plan from a grantor trust or other arrangement established for this purpose by the Company.

7.2. Amendment or Termination.

(a) The Board reserves the right to amend, alter, modify, restate, terminate or partially terminate the Plan at any time and from time to time to any extent that it may deem advisable; provided, however, that, subject to applicable bankruptcy laws, no such action by the Board shall reduce a Participant’s BEP Savings Benefit, BEP ESOP Benefit or BEP Retirement Benefit credited or accrued, as the case may be, as of the time such action is taken, nor may any such action adversely affect the vesting schedule applicable to a Participant without his consent.

(b) If the Plan is terminated, a distribution shall be made of the Participant’s BEP Savings Benefit, BEP ESOP Benefit and BEP Retirement Benefit as of the Plan termination date (determined in accordance with Section 7.2 (a) above). The amount of such benefit or benefits shall be payable to the Participant at the time it would have been payable under Article IV above if the Plan had not been terminated. If an active Participant dies after termination of the Plan but prior to severance and prior to payment of his BEP Savings Benefit or BEP ESOP Benefit, his Beneficiary or Beneficiaries shall receive a distribution of his BEP Savings Benefit or BEP ESOP Benefit as of the date of death in accordance with Sections 5.1 and 5.4 above. After termination of the Plan, no death benefit shall be payable under Section 5.2 above, but the Beneficiary of a Participant will receive a lump sum payment that is the Actuarial Equivalent of the Participant’s BEP Retirement Benefit if the Participant’s BEP Retirement Benefit had not been paid to him before his death (with any such death benefit to be based on the Participant’s BEP Retirement Benefit accrued as of the Plan termination date). Any such payment shall be at the time otherwise prescribed in Section 5.2(a) or (b), whichever would otherwise be applicable. Any amounts payable under this Section 7.2(b) shall be credited annually with earnings at the RASP Fund Rate, from the Plan termination date until the payment date.

(c) Notwithstanding any provision in Article IV to the contrary, in the event that the RASP, ESOP or RIGP is terminated, but the Board does not direct that the Plan be terminated, the Plan shall be continued for BEP Savings, ESOP and Retirement Benefits then accrued.

7.3. Status of Employment.

Nothing herein contained shall be deemed: (a) to give to any Participant the right to be retained in the employ of the Company or a subsidiary or affiliate; (b) to affect the right of the Company to discipline or discharge any Participant at any time; (c) to give the Company or a subsidiary or affiliate the right to require any Participant to remain in its employ; or (d) to affect any Participant’s right to terminate his employment at any time.

7.4. Payments to Minors and Incompetents.

If a Participant or Beneficiary entitled to receive any benefits hereunder is a minor or is deemed by the Committee or is adjudged to be legally incapable of giving a valid receipt and discharge for such benefits, they will be paid to the fully appointed guardian of such minor or incompetent or to such other legally appointed person as the Committee may designate. Such payment shall, to the extent made, be deemed a complete discharge of any liability for such payment under the Plan.

7.5. Inalienability of Benefits.

Except as provided in Section 7.6 with respect to domestic relations orders, the benefits provided hereunder will not be subject to voluntary or involuntary transfer, alienation assignment, garnishment, attachment, execution or levy of any kind, either voluntarily or involuntarily, and any attempt to cause such benefits to be so subjected will not be recognized, except to such extent as may be required by law. In the event a person who is receiving or is entitled to receive benefits under the Plan attempts to assign, transfer or dispose of such right, or if any attempt is made to subject said right to such process, such assignment, transfer or disposition shall be null and void.

7.6. Treatment of Domestic Relations Orders.

(a) The prohibitions contained in Section 7.5 shall not apply to payments or transfers made pursuant to a domestic relations order which complies with the provisions of this Section.

(b) The Plan will comply with a domestic relations order, provided it meets the following conditions:

(1) The domestic relations order must be a judgment, decree, or order made by a court pursuant to a state domestic relations law.

(2) The domestic relations order must relate to the payment of a marital property award to a spouse or former spouse of a Participant (an “Alternate Payee”).

(3) The domestic relations order, as described in paragraphs (1) and (2) above, must create or recognize an Alternate Payee as an owner or a co-owner of an interest of a Participant under the Plan, must specifically identify each interest that is subject to such order and must specifically order the direct transfer of each such interest to such Alternate Payee.

(4) No domestic relations order shall require the Plan (A) to provide any type or form of benefit not otherwise provided by the Plan; nor (B) to provide any increased benefits; nor (C) to pay benefits to an Alternate Payee which are required to be paid to another Alternate Payee under another previously applicable domestic relations order.

(c) The Committee shall establish procedures to determine whether a domestic relations order is qualified and to administer distributions under such domestic relations order.

(d) The Committee may, in its sole and absolute direction, accelerate the time or schedule of a payment under the Plan to an Alternate Payee as may be necessary to fulfill a domestic relations order.

(e) Any benefits payable or interest transferred under this Section 7.6 pursuant to a domestic relations order shall be computed before determining the benefit payable under any other Section of the Plan, and shall reduce the amount payable under the Plan.”

7.7. Governing Law.

Except to the extent preempted by federal law, the Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.